EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Network-1 Security Solutions, Inc.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 and the reoffer prospectus pertaining to the Network-1 Security Solutions, Inc. and to the incorporation by reference therein of our report dated March 13, 2006 related to the financial statements of Network-1 Security Solutions, Inc. for the year ended December 31, 2005 included in its Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Radin, Glass & Co., LLP Radin, Glass & Co., LLP New York, New York February 7, 2007